Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zymeworks Inc.

We consent to the use of our report dated March 2, 2026, on the consolidated financial statements of Zymeworks Inc., which comprise the consolidated balance sheets as of December 31, 2025 and December 31, 2024, the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes, which is incorporated by reference in the Registration Statement on Form S-8 dated March 2, 2026 of Zymeworks Inc.

/s/ KPMG LLP

Chartered Professional Accountants

March 2, 2026

Vancouver, Canada